Exhibit 99.2

Beazer Homes Announces Proposed Offering of $250 Million of Senior Notes

ATLANTA — March 7, 2017 — Beazer Homes USA, Inc. (NYSE: BZH) (the “Company”) announced today that it is proposing to issue $250 million aggregate principal amount of Senior Notes due 2025 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

The Company intends to offer the Notes to qualified institutional buyers in accordance with Rule 144A or outside the United States in accordance with Regulation S under the Securities Act. The net proceeds from the offering, together with cash on hand, will be used to fund the repayment of its 7.500% Senior Notes due 2021 and the remaining $55 million aggregate principal amount outstanding under its secured term loan.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offer and sale of the Notes will not be registered under the Securities Act or applicable state securities laws, and the Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the Notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Beazer Homes USA, Inc.

Headquartered in Atlanta, Beazer Homes is a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company’s active operations are in the following states: Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Beazer Homes USA, Inc.

David I. Goldberg, 770-829-3700

Vice President of Treasury and Investor Relations

investor.relations@beazer.com